MISONIX.
BETTER MATTERS

August 2, 2021

Allan Staley
200 Kings Grant Drive
Yorktown, VA 23692

Dear Allan,

Reference is made to your Amended and Restated Employment Agreement dated May 2, 2019 between New Misonix, Inc. and Allan Staley (the "Agreement"). In connection with paragraph 2(b) of the Agreement, Misonix is providing you with notice that it will not renew the Agreement at the end of the initial term on September 27, 2021.

In addition, Misonix will offer you a new position effective September 28, 2021 should you chose to accept the new position. The position we are offering you is Vice President of Reimbursement and Market Access, reporting directly to me. The annual pay rate for this position will be $295,000, the same as your current rate. You will be an at will employee of Misonix. Should you choose to accept this new role, please let me know and we will process the appropriate documents.

Sincerely,

Stavros Vizirgianakis
Chief Executive Officer

1938 New Hwy, Farmingdale, New York 11735 P: 631-694-9555 F: 631-694-9412 misonix.com